CREDIT SUISSE GROUP

SWISS SHARE PLAN
MASTER
PLAN DOCUMENT

(AS AMENDED AND RESTATED WITH EFFECT FROM AND
AFTER JANUARY 1, 2003)

Section 1:	Introduction

1.1	Purpose

The Credit Suisse Group Swiss Share Plan has been adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”), Credit Suisse, Credit Suisse First Boston, “Winterthur” Swiss Insurance Company and Winterthur Life for the purpose of providing an incentive to employees of the Group who are subject to Swiss taxation on employment income at the time he or she is awarded such incentive, to remain in the service of the Group and further aligning the interests of employees of the Group with the interests of the shareholders of CSG, thereby maintaining and enhancing the overall long-term performance and profitability of the Group.

1.2	Definitions

Certain capitalized terms used herein are defined in Section 7 hereof.

1.3	Master Plan Document; Supplements

(a)	Documents Forming Part of the Share Plan. The Swiss Share Plan consists of

(i)	this document (as from time to time amended or supplemented, the “Master Plan Document”) and

(ii)	supplements to this Master Plan Document, including (x) supplements setting forth terms of the Swiss Share Plan applicable to Employees or groups of Employees of companies in a particular Business Unit that are in addition to or different from the terms set out in, but not inconsistent with the intent of or (except as expressly approved by the Group Compensation Committee) more favorable in the aggregate to Participants than, this Master Plan Document (each such supplement, as from time to time amended, a “Business Unit Supplement”), and (y) supplements setting forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, this Master Plan Document (each such supplement, as from time to time amended, an “Award Supplement”).

Each Business Unit Supplement, Award Supplement, and other supplement hereto shall be approved by the Group Compensation Committee.

(b)	Adoption of Share Plan. The Amended and Restated Swiss Share Plan was approved by the Group Compensation Committee on December 3, 2002 and supersedes and replaces the Swiss Share Plan approved by the Group Compensation Committee on January 31, 2002.

(c)	Awards Covered by this Master Plan Document. The terms and conditions set forth in this Master Plan Document apply only to Awards granted pursuant to the Swiss Share

Plan on and after January 1, 2003 (including, without limitation, Longevity Premium Awards and Compensation Awards granted in calendar year 2003 with respect to calendar year 2002). All Awards granted prior to January 1, 2003 shall continue to be governed by the terms and conditions of: the Credit Suisse Group Swiss Share Plan or other plans as applicable from time to time when such Awards were issued or granted.

1.4	Awards

The Swiss Share Plan provides for the grant to employees of the Group of awards (“Awards”) that are linked to registered shares, par value CHF (1) per share, of CSG (“Registered Shares”) or consist of Registered Shares (collectively, “Equity Awards”), or are in such other forms as may from time to time be approved by the Group Compensation Committee, including, without limitation, units the value of which varies based on an Alternate Investment Factor and which may be settled in cash or securities and awards consisting of or linked to equity of CSG other than Registered Shares or equity of a subsidiary of CSG.

Section 2:	Administration

2.1	Group Compensation Committee

The Group Compensation Committee shall have the sole and complete authority to exercise any and all authority under this Share Plan, subject to the applicable OGR. The Group Compensation Committee may delegate its authority hereunder to such person or persons, as it deems appropriate, subject to the applicable OGR.

2.2	Legal Entity Compensation Committees

The Legal Entity Compensation Committee with responsibility for a particular Business Unit/Legal Entity shall have the power

(i) to select the level and/or identity of Employees of companies in such Business Unit/Legal Entity to receive Awards, and designate the forms of Awards and the number of Awards to be granted to each such Employee, and to determine the minimum Incentive Performance Bonus amount required for certain Awards awarded according to the Swiss Share Plan;

(ii) amend the terms of any Business Unit Supplement or Award Supplement, subject to the approval of the Group Compensation Committee, to make the Swiss Share Plan more tax-effective for any Participant or group of Participants who are Employees of companies in such Business Units or to ensure compliance with local laws and regulations applicable to companies in such Business Units;

(iii) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the operation of the Swiss Share Plan with respect to Participants who are Employees of such Business Unit/Legal Entity as such Legal Entity Compensation Committee shall from time to time deem advisable;

(iv)	interpret the terms and provisions of the Swiss Share Plan as they apply to Participants who are Employees of companies in such Business Units;

(v)	determine whether a particular Participant or group of Participants who are Employees of companies in such Business Unit are eligible to elect to receive a portion of their Awards under the Swiss Share Plan in such other forms as may from time to time be approved by the Group Compensation Committee; and

(vi)	administer the Swiss Share Plan insofar as it applies to Participants who are Employees of companies in such Business Unit, subject in all of the foregoing cases to the applicable OGR and to Section 2.1 hereof.

The responsible Legal Entity Compensation Committee may delegate its authority hereunder to such person or persons, as it deems appropriate, subject to the applicable OGR.

2.3	Effect of Decisions

The decisions of the Board of Directors of CSG, the Group Compensation Committee, the responsible Legal Entity Compensation Committee, or any person or persons to whom any of the foregoing has delegated its authority hereunder with respect to the Swiss Share Plan or any Award shall be final, conclusive and binding upon all parties, including, but not limited to, Employees, Eligible Employees, Employers, and Participants. Such decisions are not required to be consistent with respect to different Employees. In the case of any conflicts or inconsistent decisions, the Group Compensation Committee shall have the final and binding authority under the Swiss Share Plan. No member of the Board of Directors of CSG, the Group Compensation Committee, or any Legal Entity Compensation Committee (or any person or persons to whom they have delegated their authority hereunder) shall have any personal liability as a consequence of any action taken or not taken or any determination made in good faith by such person pursuant to the terms of the Swiss Share Plan or authority delegated to such person or persons pursuant to the Swiss Share Plan.

Section 3:      Awards

3.1	Forms of Awards

(a)	Awards. Each Award shall take the form of

(i)	one Registered Share, or

(ii)	an option to acquire one Registered Share (“Option”), or

(iii)	another form of Award that consists of a right to receive a Registered Share, or

(iv)	in such other forms as may from time to time be approved by the Group Compensation Committee.

Certain terms and conditions applicable to Options are set out in an Award Supplement relating to Options (the “Option Supplement”) or may be set out in an Award Letter relating thereto.

(b)	Award Supplements. Certain terms and conditions applicable to particular forms of Awards (including where applicable terms provide for vesting) may be set out in an Award Supplement relating to such forms of Awards or in Award Letters relating thereto. As of January 1, 2003, the following Award Supplements have been adopted by the Group Compensation Committee:

(i)	a CSG Options Supplement, setting forth terms and conditions applicable to Awards in the form options on Registered Shares (“CSG Options”);

(ii)	an Alternate Investment Award Supplement, setting forth terms and conditions applicable to Awards, the value of which varies based on an Alternate Investment Factor consisting of an index or indices selected by Participants; and

(iii)	a Credit Suisse First Boston ROE Unit Supplement setting forth terms and conditions applicable to Awards to employees in the Credit Suisse First Boston Business Unit, the value of which varies based on an Alternative Investment Factor that relates to the long term performance of the Credit Suisse First Boston Business Unit.

3.2	Grant of Awards

(a)	Compensation Awards

(i)	Each year during the term of this Share Plan, commencing with annual compensation for 2002, each Eligible Employee, is entitled to receive a Percentage of his or her Incentive Performance Bonus for such year, in Awards (“Compensation Awards”) instead of cash. Such Compensation Awards can take any form as determined in accordance with Section 3.1 hereof. If the Eligible Employee does not elect a Percentage of his/her Incentive Performance Bonus in Compensation Awards, he or she will receive the entire Incentive Performance Bonus in cash.

(ii)	Awards made to Employees pursuant to paragraph (i) of this Section 3.2(a) are “Compensation Awards.” Compensation Awards shall be accounted for as part of an Employee’s total annual Incentive Performance Bonus. Compensation Awards issued for any year shall be in such form or forms, be assigned such value or values, and have such terms (including terms providing for vesting and blocking) as are determined by the Group Compensation Committee and any applicable Supplement, and are notified to recipients. Compensation Awards are awarded on a non-recurring basis and shall not constitute in any way a legal entitlement, either fully or partially, with respect to any period of employment in the future.

(iii)	All Compensation Awards shall be Equity Awards (the portion thereof, if any, to consist of Options to be determined by the Chief Executive Officer of the respective Business Unit acting in consultation with the Chairman or another member of the respective Legal Entity Compensation Committee or by such Chief Executive Officer acting alone if consistent with the approval authorities granted by such Compensation Committee), except that, if and to the extent provided in the applicable Business Unit Supplement, each Participant may elect to receive a percentage of his or her Compensation Awards for any year as Alternative Investment Awards and, if to the extent provided in the applicable Business Unit Supplement, each Employee will receive a percentage of his or her Compensation Awards, as set out in the business unit Supplement, as ROE Unit Supplements.

(b)	Longevity Premium Awards. At the time an Employer makes Compensation Awards to Employees, such Employer may also award to Employees, in consideration for their performance of services in the future, a number of additional Awards which shall not exceed 25% of the Compensation Awards elected by such Employee and be limited to 12.5% of the total Incentive Performance Bonus. Awards granted pursuant to this Section 3.2(b) are “Longevity Premium Awards”. Longevity Premium Awards issued in respect of Compensation Awards for any year shall be in such form or forms, be assigned such value or values, and have such terms (including terms providing for vesting or blocking) as are determined by the Group Compensation Committee, are consistent with this Master Plan Document and any applicable Supplement, and are notified to recipients.

(c)	Special Awards. Employers may from time to time make Awards hereunder that are not Compensation Awards or Longevity Premium Awards and are made to such Employees, are in such forms, and have such terms not inconsistent with the terms of this Master Plan Document, any applicable Supplement, or any applicable Group policy on compensation as may be approved by the responsible Legal Entity Compensation Committee or by the Chief Executive Officer of the respective Business Unit acting in consultation with the chairman or another member of such Compensation Committee or by such Chief Executive Officer acting alone if consistent with the approval authorities granted by such Legal Entity Compensation Committee. Awards made pursuant to this Section 3.2(c) are “Special Awards”.

Section 4:      Terms of CSG Equity Awards (other than options)

4.1	Terms of Certain Awards

Terms and conditions applicable to CSG Equity Awards other than Options are set forth in this Section 4. Terms and conditions specific to other forms of Awards are set out in the Award Supplements relating thereto, or in the Award Letter relating thereto.

4.2	Dividends and Dividend Equivalents

Except as otherwise set forth in a Business Unit Supplement, or other Supplement or an Award Letter, upon any declaration of a dividend on Registered Shares, each Participant who holds a CSG Equity Award consisting of a Registered Share (in the case of Longevity Premium Awards after delivery of Registered Shares) shall be entitled to receive such dividend. Dividends shall be paid after deduction of any applicable statutory withholdings. A Participant shall not be entitled to receive a dividend or an amount equal to such dividend on Awards consisting of Options, Longevity Premium Awards prior to delivery of Registered Shares, Alternative Investment Awards, or ROE Unit Awards.

4.3	Scheduled Settlement of Awards in the form of Equity Awards (other than CSG Options)

The Settlement of Awards shall occur as follows:

(a)	Compensation Awards. The Participant shall receive immediate beneficial ownership of Compensation Awards, which will remain in the custody of the Group until the Restriction Period has ceased. The Settlement of Options shall take place at the times and to the extent set forth in the Option Supplement or an Award Letter relating thereto, subject, however, to the provisions of Section 4.6.

(b)	Longevity Premium Awards. With respect to Longevity Premium Awards to be issued in the form of Registered Shares, in the event the Participant remains continuously employed by the Group through the third anniversary of the date of issuance of a Longevity Premium Award, such Registered Shares will be delivered to the Employee and the Employee shall then receive beneficial ownership of such Registered Shares, but the Group will retain custody of the Registered Shares until the applicable Restriction Period has ceased.

(c)	Special Awards. Special Awards shall be subject to such conditions as or set forth in the Award Letter relating thereto or in this Master Plan Document or in the applicable Business Unit Supplement.

4.4	Settlement of Awards in case of Termination

Upon a Participant’s termination of employment, the following provisions shall apply to such Participant’s Awards:

(a)	Compensation Awards. Delivery of Compensation Awards which are Registered Shares and are held by such Participant at the time of the termination of his or her employment as a consequence of Death, Disability, Normal or Early Retirement, Resignation, or a Termination by the Group with or without Cause shall occur in accordance with the provisions set forth in Section 4.3(a). Compensation Awards which are Options held by a Participant and are not yet delivered, or settled, as applicable, in accordance with Section 4.3(a) at the time of the termination of his or her employment will be delivered, or settled, as applicable in accordance with the terms set forth in this Master Plan Document, a Business Unit Supplement, Award Supplement relating thereto, or in the Award Letter relating thereto, provided that such Participant shall not engage or have engaged in Detrimental Activity.

(b)	Longevity Premium Awards. Longevity Premium Awards in the form of CSG Equity Awards other than CSG Options held by a Participant and not yet delivered in accordance with Section 4.3(b) at the time of the termination of his or her employment (x) will be delivered in the event of a termination of employment as a consequence of Death, Disability or Normal Retirement, and (y) shall be delivered in the event of termination of employment as a consequence of Early Retirement of a Participant, provided that, in the case of this sub-clause (y) such Participant shall not engage or have been engaged in Detrimental Activity. Upon termination of such Participant’s employment for any other reason, including resignation or termination by the Group without Cause or with Cause, such Participant’s Longevity Premium Awards shall be forfeited.

(c)	Special Awards. Upon termination of a participant’s employment for any reason whatsoever, all Special Awards in the form of CSG Equity Awards other than CSG Options held by him or her shall continue to be governed by the terms set forth in this Master Plan Document, a Business Unit Supplement, Award Supplement relating thereto, other supplement hereto, or in the Award Letter relating thereto.

4.5	Restriction Period

(a)	All Compensation Awards and Longevity Premium Awards are subject to Restriction Periods as set forth in this Master Plan Document, a Business Unit Supplement, Award Supplement, other supplement hereto, or in the Award Letter relating thereto of up to four years in order to secure beneficial tax treatment for Participants.

(b)	Special Awards are subject to restriction periods as set forth in this Master Plan Document, a Business Unit Supplement, Award Supplement, or other supplement hereto, or Award Letter relating thereto.

4.6	Adjustments

(a)	Stock Splits, Partial Repayment of Capital etc. In the event of a material change in the outstanding number or kind of Registered Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, options or rights offering at a price substantially below fair market value, or similar event, or in the event the share-holders of CSG determine to reduce the nominal value of outstanding Registered Shares and repay a corresponding amount per share (each a “Corporate Change”), the Group Compensation Committee shall, subject to any required action of the Board of Directors, make such substitution or adjustment as to the number or kind of Registered Shares or other securities issuable upon the Settlement of Awards that are CSG Equity Awards hereunder, or to the exercise price of Options, or shall make such cash payments, subject to the same conditions as were applicable to the corresponding Award prior to such adjustment, as necessary to provide that, in the reasonable judgment of the Group Compensation Committee, the consideration receivable by Participants upon Settlement of their Awards following such Corporate Change shall be of equivalent value to the consideration receivable by Participants upon Settlement of their Awards prior to such Corporate Change. Any such determination by the Group Compensation Committee shall be final, binding and conclusive on the Participants.

(b)	No Fractional Registered Shares. No fractional Awards shall be awarded and no fractional Registered Shares shall be issued upon the Settlement of Awards.

(c)	Alternative Investment Awards. With respect to an Alternative Investment Award, in the event of the occurrence of any event or Corporate Change described in Section 4.7(a) affecting such Alternative Investment Award, the Group Compensation Committee shall make such substitution or adjustment to the number or kind of securities or other cash or property issuable upon Settlement hereunder as is necessary to provide that, in the reasonable judgment of the Group Compensation Committee, the consideration receivable by Participants upon Settlement of their Alternative Investment Awards following any such occurrence shall be of equivalent value to the consideration receivable by Participants upon Settlement of their Alternative Investment Awards prior to such occurrence. Any such determination by the Group Compensation Committee shall be final, binding and conclusive on the Participants.

4.7	Withholding

The Group shall have the right (jointly and severally) on behalf of any Participant to apply any Registered Shares held or receivable or received by such Participant upon or after Settlement of his or her CSG Equity Awards, or to sell such Registered Shares and apply the sale proceeds, or to apply any cash, securities or other consideration otherwise payable to such Participant upon Settlement of such Participant’s Awards upon Settlement thereof, to any statutory withholdings with respect to the proceeds of such Settlement which the Participant has not separately provided for.

4.8	Shareholder Rights

No holder of a CSG Equity Award (other than an Award consisting of a Registered Share) shall have any rights of a shareholder of CSG or any subsidiary thereof. Holders of actual Registered Shares received upon Settlement of Equity Awards shall have all rights of shareholders as to such Registered Shares. No holder of an Alternative Investment Award, or ROE Unit Supplement Award shall have any rights of a shareholder of CSG or any subsidiary thereof.

Section 5:      Terms Applicable to All Forms of Awards

5.1	Terms Applicable to All Forms of Awards

The following terms apply to all Awards issued under the Share Plan, except as otherwise expressly provided in a Supplement or in the Award Letters relating thereto.

5.2	Additional Condition to Settlement

Anything else herein or in a Supplement to the contrary notwithstanding, it will be an additional condition to the Settlement of a Compensation Award, Longevity Premium Award, or Special Award that the holder of the Award not, at any time prior to the date on which Settlement thereof is otherwise required to take. If the Employee engages in any Detrimental Activity under the terms of this Master Plan Document, a Business Unit Supplement, Award Supplement, or other supplement hereto, he or she shall forfeit their rights to any of the respective Awards. In all cases in which Settlement of an Award is not specifically provided for pursuant to Sections 4.3 and 4.4, such Awards shall revert to the Group and the holder shall have no further rights with respect thereto.

5.3	Change in Control

(a)	In the event a transaction which gives effect to a Change in Control shall occur with respect to CSG, (x) this Share Plan shall continue in effect subject to the terms hereof and (y) the Awards that are outstanding hereunder shall continue in effect in accordance with their respective terms and each such Award that is an Equity Award shall, at the election of the Board of Directors of CSG, either

(i)	immediately before such Change in Control transaction be converted into a Registered Share, or

(ii)	within 60 days following consummation of such transaction which gives effect to a Change in Control, be converted into, in lieu of the consideration otherwise provided herein, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Registered Share was entitled to receive in the Change in Control Transaction (the “Transaction Consideration”) in respect of a Registered Share, or cash in an amount, or indebtedness of CSG with a principal amount, equal to the fair value of such consideration, or any combination of the foregoing, in each case as determined by the Group Compensation Committee in its sole discretion, or

(iii)	depending on the form of an Award, shall be converted into an option or another form of Award that provides the Participant with the opportunity to receive the Transaction Consideration, provided that the Transaction Consideration so received with respect to any Awards shall be subject to the same conditions as were applicable to the Awards so converted (with any cash consideration being retained by the Corporation until the lapse of the conditions applicable thereto).

Notwithstanding the foregoing, the Board of Directors of CSG may, in its sole discretion, choose to accelerate the lapse of conditions and/or Settlement of all Awards held by Participants if the Board of Directors determines that such acceleration, lapse of conditions, and/or Settlement of such Awards would be in the best interest of the Group and the Employees.

(b)	For purposes hereof, in the event of a transaction which gives effect to a Change in Control of CSG, the consideration that a holder of a Registered Share shall be deemed to receive shall be equal to the kind and amount of consideration, as determined by the Group Compensation Committee, paid by the Acquiring Person in the transaction which resulted in the Change in Control (which, in the event that the Acquiring Person shall have made an offer to all holders of Registered Shares either pursuant to the current Swiss Codex on takeovers or the Swiss Stock Exchange Act shall be the purchase price paid for such shares pursuant to such offer).

(c)	In the event a transaction shall occur with respect to a subsidiary of CSG that would constitute a Change in Control of CSG if such transaction had occurred with respect to CSG, the Group Compensation Committee may, in its sole discretion, choose to accelerate the lapse of conditions and/or Settlement of all Awards held by Participants who are Employees of such subsidiary (or of subsidiaries of such subsidiary).

(d)	In the event that

(i)	a Participant’s employment with the Corporation is terminated by the Corporation without Cause or

(ii)	a Participant terminates his or her employment with the Group (other than in circumstances in which such Participant’s employment would have been terminated by the Group for Cause),

in either of (i) or (ii) within one year and as a result after a Change in Control, then the Group Compensation Committee shall at the request of such participant accelerate the lapse of all conditions and/or Settlements of all Awards held by such Participant.

Section 6:     General Provisions

6.1	No Right to Awards or to Employment

No person shall have any claim or right to be granted an Award. Awards are granted at the unrestricted discretion of the Employer and the grant of an Award shall not be construed as giving a Participant an entitlement to any future same, similar or other Award for any later year or period. No Participant shall have a right or claim of whatever nature to any Award unless and until the Employer determines at its unrestricted discretion to make an Award, and communicates details of that Award, to the affected Participant. No Award made during or in respect of a year or period shall constitute salary or recurrent compensation to be taken into account in the determination of other employment-related benefits or provisions. The grant of an Award shall not be construed as giving a Participant an entitlement or any right to be retained in the employment of the Group. The Group expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Swiss Share Plan, except as expressly provided herein or in any Award Letter or other agreement entered into with respect to an Award.

6.2	Construction of the Swiss Share Plan

(a)	Governing Law. To provide for consistent application of the Swiss Share Plan to all Participants, the Swiss Share Plan as well as any and all Supplements to it shall in all cases be governed by, and construed in accordance with the laws of Switzerland.

(b)	Amendment, Suspension, or Termination of Share Plan. The Group Compensation Committee may amend, suspend, or terminate the Swiss Share Plan (including any Business Unit Supplement or Award Supplement) or any portion hereof at any time without shareholder approval.

(c)	Amendment, Modification, or Termination of Awards. If approved by the responsible Legal Entity Compensation Committee, any Award made under the Swiss Share Plan may be made in such form or on such terms or conditions (whether or not approved by any tax or other authority), in order to secure beneficial tax treatment for Participants, as such Legal Entity Compensation Committee may determine in light of a full analysis presented thereto on the effects on the Employer and the Group of such proposed terms.

An Employer may, with the approval of the responsible Legal Entity Compensation Committee, amend, modify, or terminate any outstanding Award with the Participant’s consent at any time prior to the Settlement of such Award or may, with approval of the Executive Board of the applicable Business Unit, permit accelerated Settlement of an Award upon the occurrence of a taxable event with respect thereto, to the extent that the Registered Shares receivable upon such Settlement (or the proceeds thereof), or the cash, securities or other consideration otherwise payable upon Settlement of any such Award (or the proceeds thereof) are applied to the resulting tax liability. CSG or an Employer may, with the approval of the responsible Legal Entity Compensation Committee, accelerate the Settlement of any Award at any time upon notice to the holder thereof if such Committee determines that doing so is necessary or desirable for liquidity management or corporate tax planning purposes.

6.3	Award Letters

Each grant to a Participant of an Award under the Swiss Share Plan shall be evidenced by a letter on behalf of such Participant’s Employer (an “Award Letter”) informing such recipient of the form, terms, and aggregate number of such Awards, incorporating the terms of the Swiss Share Plan (including the applicable Supplements), and setting forth such specific provisions, not inconsistent with the terms of the Swiss Share Plan (including all applicable Supplements), as the responsible Legal Entity Compensation Committee may deem appropriate in its discretion or which may be required for the intended tax treatment. Each Award Letter shall provide that, by accepting the Awards being granted thereunder, the Participant agrees to be bound by all applicable provisions of the Swiss Share Plan (including this Master Plan Document and all applicable Supplements) and such Award Letter, including any consent to jurisdiction and arbitration provisions set out therein. An Award Letter may specify conditions to or restrictions on the vesting of an Award and restrictions on the Settlement of an Award in addition to those set out herein.

6.4	Application of Registered Shares

The Group shall have the right to apply the Registered Shares receivable by a Participant upon Settlement of an Equity Award (or upon the exercise of an Option after Settlement), or to sell such Registered Shares and apply the proceeds of such sale, to any obligations of such Participant to his or her Employer, or to any other entity that is part of the Group, arising in connection with or relating to the Swiss Share Plan. The Group shall have the right to apply any cash, securities or other consideration otherwise receivable by a Participant to his or her Employer, or to any other entity that is part of the Group, arising in connection with or relating to the Swiss Share Plan.

6.5	Effective Date

The Amended and Restated Swiss Share Plan shall be effective as of January 1, 2003.

Section 7:     Definitions

“Award” has the meaning ascribed thereto in Section 3.1.

"Award Letter” has the meaning ascribed thereto in Section 6.3.

"Award Supplement” has the meaning ascribed thereto in Section 1.3(a).

"Business Unit” means each business unit through which the Group is operating its banking and/or insurance business namely the Credit Suisse First Boston and Credit Suisse Financial Services business units and any successors thereto and replacements thereof and each other Business Unit of the Group as may from time to time be established.

"Business Unit Supplement” has the meaning ascribed thereto in Section 1.3.

"Cause” means, in the case of any Participant,

(i)	such Participant’s willful misconduct or gross negligence in the performance of his or her duties or the willful and continued failure or refusal of such Participant to perform satisfactorily any duties reasonably requested in the course of his or her employment (other than a failure resulting from his or her Disability); or

(ii)	fraud, dishonesty or any other improper conduct engaged in by such Participant that causes, or has the potential to cause, harm to the Group (including CSG and any subsidiary thereof) or, its business or reputation, including, without limitation, violation by such Participant of any policies of the Group applicable to him or her, violation by such Participant of laws, rules or regulations applicable to such Participant, criminal activity, habitual drunkenness or use of illegal drugs; or

(iii)	the violation by such Participant of any provision of the Swiss Share Plan or any Award Letter applicable to him or her or the engaging in by such Participant of a Competitive Activity or a Soliciting Activity during his or her employment with the Group; or a failure by such Participant to give notice of a resignation as required by any applicable contract, agreement, or policy.

“Cause” shall be determined by the Group Compensation Committee in the good faith exercise of its discretion and be based on the relevant facts and circumstances of each individual case and in accordance with local statutory and case law. As such, “Cause” shall include valid reasons which justify a termination of employment without notice in the sense of article 337 Swiss Code of Obligations.

“Change in Control” means, with respect to CSG:

(i)	any Person (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended) (an “Acquiring Person”) becomes the owner or beneficial owner (as such term is defined for purpose of Swiss law), directly or indirectly, of securities of CSG representing more than 33-1/3% of the combined voting power of CSG’s then outstanding securities, other than beneficial ownership by CSG, any employee benefit plan of CSG or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan;

(ii)	the consummation of a merger or consolidation involving CSG or the sale of substantially all of the assets of CSG to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, CSG and except for any such merger or consolidation as a result of which shareholders of CSG immediately prior to such transaction continue to own securities representing a majority of the voting power of the surviving entity in such transaction; or

(iii)	during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors cease to constitute a majority thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was nominated or elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors.

“Corporate Change” has the meaning ascribed thereto in Section 5.3(a).

“Corporation” means the legal entity with which the employee has an employment contract.

“Compensation Award” has the meaning ascribed thereto in Section 3.2(a).

“Competitive Activity” means, with respect to any Participant, that such Participant

(i)	enters into any Affiliation (as hereinafter defined) with any person, corporation, partnership, or other business entity or enterprise pursuant to which such Participant engages in any activity which, (x) with respect to a Participant whose employment with the Group terminates prior to such Affiliation, are competitive with or substantially similar to the principal business activities in which such Participant engaged in at any time during the 12-month period prior to the termination of the Participant’s employment with the Group or, (y) with respect to a Participant who is employed by the Group at the time of such Affiliation, the applicable Legal Entity Compensation Committee or Executive Board determines in good faith are inconsistent with the best interests of the Group or which are in violation of any policy of the Group regarding the engaging in of competitive activities or

(ii)	directly or indirectly discloses any secret, confidential, or proprietary information that belongs to or concerns the Group or that such Participant learned by reason of his or her association with the Group or directly or indirectly uses any such information to the detriment of the Group or the applicable Business Unit.

For purposes of the foregoing, “Affiliation” with any entity or enterprise shall mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise; provided, however, that the acquisition of up to 5% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as an affiliation with such person or entity or enterprise. A Participant who is asked to certify that he or she is not engaging or has not engaged in a Competitive Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging or have engaged in a Competitive Activity. A Participant may apply, in writing, to the Executive Board of the applicable Business Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Competitive Activity” for purposes of this definition and such Executive Board shall respond within 14 days of receipt of such application.

“Credit Suisse Group” or “CSG” means the ultimate holding company of the Group, i.e. the parent company holding participations in any subsidiary, directly or indirectly, 50% or more, or in any other company, for which it has the right to elect a majority of the Board.

“CSG Equity Award” has the meaning ascribed to in Section 3.1.

“CSG Option” has the meaning ascribed thereto in Section 3.2.

“Detrimental Activity” means unauthorized communication of any confidential information relating to the business affairs of CSG or any of its subsidiaries or any of their clients, which confidential information was received by or disclosed to the Employee during his employment with any entity of the Group; or any direct or indirect persuasion or any attempt, directly or indirectly, to persuade any Employee of any entity of the Group to terminate his employment or to breach any of the terms of his employment.

“Disability” means, with respect to a Participant, a termination of such Participant’s employment as a consequence of being deemed disabled under the employee benefit plans of the Group applicable to such Participant or the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability. The determination of whether a Participant has suffered a disability shall be made by the Group Compensation Committee and be based upon such evidence as it deems necessary and appropriate in the relevant circumstances.

“Early Retirement” means, with respect to any Participant who has not yet reached the statutory retirement age as defined in the employee pension plans of the Group applicable to such Participant, the retirement of such Participant from employment with the Group after the Participant has reached a minimum age as set forth in such plans.

“Eligible Employee” or “Employee” means any employee who receives an Incentive Performance Bonus and is (i) a Vice President, a Director, a Managing Director, a Managing Director Senior Advisor, a member of the Business Unit or CSG executive boards; or (ii) an employee without a title or an Assistant Vice President, notwithstanding the foregoing, the term “Eligible Employee” or “Employee” shall not include independent contractors or any other persons who are not treated by the Group as employees for purposes of mandatory withholding taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding.

“Employer” means, in the case of any Employee and any Award, the company that was the direct employer of such Employee, or the holding company of such company, at the time of the grant of such Award (or each such company) or such other company (or companies) as may be designated as the Employer of any Employee or group of Employees by the responsible Legal Entity Compensation Committee.

“Group” means Credit Suisse Group including the Corporate Center and any subsidiary held, directly or indirectly, 50% or more by Credit Suisse Group or any other company, for which Credit Suisse Group has the right to elect a majority of the Board, or any Business Unit or division of Credit Suisse Group.

“Group Compensation Committee” has the meaning ascribed thereto in Section 1.1.

“Incentive Performance Bonus” means an annual discretionary incentive performance bonus awarded to an Employee.

“Legal Entity Compensation Committee” means,

(i)	in respect of the Credit Suisse First Boston Business Unit, the Compensation and Appointments Committee of the Board of Directors of Credit Suisse First Boston, a Swiss bank;

(ii)	in respect of the Credit Suisse Financial Services Business Unit the Compensation and Appointments Committees of the Board of Directors of Credit Suisse, a Swiss bank, “Winterthur” Swiss Insurance Company and Winterthur Life;

(iii)	in respect of the Credit Suisse Group Corporate Center, the Group Compensation and Appointments Committee; and

(iv)	in respect of any other business unit of the Corporation as may from time to time be established, such entity as may be designated by the Group Compensation Committee.

“Longevity Premium Award” has the meaning ascribed thereto in Section 3.2(b).

“Master Plan Document” has the meaning ascribed thereto in Section 1.3.

“Normal Retirement” means, with respect to any Participant, the retirement of such Participant from employment with the Group at or after the participant has reached the statutory retirement age as defined in the employee pension plans of the Group applicable to such Participant.

“OGR” means, in the case of CSG or Credit Suisse Financial Services Business Unit or any other Business Unit, the OGR (Organizational Guidelines and Regulations), as well as any regulations issued thereunder, applicable to CSG or Credit Suisse Financial Services Business Unit or such Business Unit, as the case may be.

“Participant” means an Employee who holds an Award under this Share Plan.

“Percentage” means

(i)	any amount between 0% and 100% of the Incentive Performance Bonus for any Eligible Employee who is a Vice President, a Director, a Managing Director, a Managing Director Senior Advisor, a member of the Business Unit, or CSG executive boards; or

(ii)	any amount between 0% and 100% of an Incentive Performance Bonus for any Eligible Employee who is an Employee without a title or an Assistant Vice President.

“Registered Shares” has the meaning ascribed thereto in Section 1.4.

“Restriction Period” has the meaning ascribed thereto in Section 4.5.

“Settlement” means,

(x)	with respect to a CSG Equity Award,

(i)	the lapse of any restrictions applicable to such Award in the case of an Award consisting of a Registered Share;

(ii)	the CSG Option becomes exercisable in the case of an Award consisting of an Option, and

(y)	with respect to any other form of Award such event as results in the holder of such Award becoming entitled to receive, in lieu of the Award, cash, securities, or such other consideration as may be provided in the applicable Supplement, or any Award Letter relating to such Award.

“Share Compensation Table” means a table adopted by the Group Compensation Committee that specifies the portion of the total annual Incentive Performance Bonus of Participants that is to be awarded as Compensation Awards hereunder, as such table may from time to time be amended.

“Swiss Share Plan” means the Credit Suisse Group Swiss Share Plan, as set out in the Master Plan Document, as from time to time amended, and as supplemented, in the case of any Participant or Award, by the Business Unit Supplement, or other Supplement hereto applicable to that Participant or Award.

“Soliciting Activity” means, with respect to any Participant, that such Participant solicits, endeavors to entice away from the Corporation, or otherwise interferes with the relationship of the Group with any person who was associated with the Group as an employee, consultant, or independent contractor or as a customer or client at any time during the 12-month period preceding such solicitation or interference. A Participant who is asked to certify that he or she is not engaging or has not engaged in a Soliciting Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging or have engaged in a Soliciting Activity. A participant may apply, in writing, to the Executive Board of the applicable Business

Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Soliciting Activity” for purposes of this definition and such Executive Board shall respond within 14 days of receipt of such application.

“Special Award” has the meaning ascribed thereto in Section 3.2(c).

“Transaction Consideration” has the meaning ascribed thereto in Section 5.2(a).

Section 8:     Transitional Provisions

With respect to Incentive Performance Bonuses awarded in 2003 to Employees of

(i)	the Winterthur Insurance and Winterthur Life and Pensions Business Units, and

(ii)	the management areas of Credit Suisse Private Banking Division who are subject to taxation on employment income outside Switzerland, the terms and conditions of this Share Plan shall not apply.

With respect to Incentive Performance Bonuses awarded in 2002 to Employees of the Independent Private Banks allocated to the Credit Suisse Financial Services Business Unit, who are subject to Swiss taxation on employment income it shall be at the discretion of the management of the respective Corporations to participate in this Share Plan; Employees of the respective Corporations who are subject to taxation on employment income outside Switzerland shall be subject to (ii) above.

CREDIT SUISSE GROUP

SWISS SHARE PLAN OPTION SUPPLEMENT TO THE MASTER PLAN DOCUMENT

(AS AMENDED AND RESTATED WITH EFFECT FROM AND AFTER JANUARY 1, 2002)

Section 9:	Introduction

9.1	Purpose

The Master Plan Document relating to the Credit Suisse Group Swiss Share Plan (the “Swiss Share Plan”) adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) provides, in Section 1.3 thereof, for the adoption of such Award Supplements to the Master Plan Document as the Group Compensation Committee may determine are necessary to set forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the general terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, the Master Plan Document. The Swiss Share Plan provides for the grant to key employees of the Corporation of Awards that may, in certain instances, consist of options to purchase Credit Suisse Group Registered Shares (“CSG Options”). This Option Supplement (the “Option Supplement”) to the Master Plan Document sets forth certain terms and conditions applicable to Awards that are granted pursuant to the Swiss Share Plan in the form of CSG Options. This Option Supplement was approved by the Group Compensation Committee on January 31, 2002 and supersedes and replaces the version of the Option Supplement approved by the Group Compensation Committee on January 25, 2001. In the event of any inconsistencies between the specific terms set forth herein applicable to CSG Options and the terms set forth in the Master Plan Document, the terms set forth herein shall govern, unless the Group Compensation Committee determines otherwise.

9.2	Definitions

Terms are used herein with the meanings ascribed to them in the Master Plan Document unless otherwise defined herein.

Section 10:	Terms of CSG Options

10.1	Identification of CSG Options; Limitation on CSG Option Grants

Notwithstanding anything to the contrary in the Master Plan Document, the maximum number of Registered Shares with respect to which CSG Option grants may be made under the Swiss Share Plan in any calendar year to any Participant shall not exceed 300,000 Registered Shares, in the aggregate, as the same may be adjusted pursuant to the provisions of Section 3 hereof.

10.2	Exercise Price

The exercise price of any CSG Option shall be such price as the applicable Legal Entity Compensation Committee shall determine on the date on which the Award to which such CSG Option corresponds is granted; provided, that such price may not be less than the minimum price required by law.

10.3	Term and Exercise of CSG Options

(a)	Each CSG Option shall be exercisable on such date or dates, during such period and for such number of Registered Shares as set forth in paragraph (b) of this Section 2.3 and as shall

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be determined by the applicable Legal Entity Compensation Committee on the day on which such CSG Option is granted and set forth in the Award Letter that relates to such CSG Option; provided, however, that except as expressly set forth herein, no CSG Option shall be exercisable by a Participant prior to the fourth anniversary of the date of grant of such CSG Option. In addition, no CSG Option shall be exercisable after the expiration of ten years from the date on which such CSG Option was granted. Notwithstanding the foregoing, each CSG Option shall be subject to earlier termination, expiration, or cancellation upon the termination, expiration, or cancellation of such CSG Option, as provided in the Swiss Share Plan or in the Award Letter that relates to such CSG Option, and as provided in paragraph (g) of this Section 2.3. In the event that Settlement of a CSG Option does not take place pursuant to the provisions of the Swiss Share Plan or this CSG Option Supplement, such CSG Option shall terminate. “Settlement” means, as to any CSG Option, that such CSG Option becomes exercisable.

(b)	Scheduled Settlement of CSG Options. In the event a Participant remains continuously employed by the Group through the fourth anniversary of the date of grant of any Compensation Awards for any year consisting of Options, Settlement of such Awards shall occur on such fourth anniversary (the “Scheduled Settlement Date” for such CSG Options), or on such later date as is set forth in a Participant’s Award Letter.

(c)	Settlement of CSG Options Following Early Termination of Employment. In the event of the termination of a Participant’s employment prior to the Scheduled Settlement Date of CSG Options granted for any year, Settlement of such CSG Options shall take place if and to the extent provided below: For these purposes and purposes of Section 2.3(g) below, a “Notice of Breach” is a written notice delivered to a Participant informing him or her that the Company has determined in good faith that he or she has breached a Settlement Condition.

(i)	Termination of Employment as a Consequence of Death, Disability, Normal Retirement, or a Termination of Employment by the Group without Cause. If such termination of employment occurs as a consequence of the Participant’s death, Disability, or Normal Retirement or consists of a termination of employment by the Group without Cause, Settlement of all CSG Options held by such Participant shall take place as of the date of such termination of employment.

(ii)	Termination of Employment as a Consequence of Resignation (including Early Retirement). If such termination of employment occurs as a consequence of the Participant’s resignation (including Early Retirement) (x) CSG Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable up to the expiry date subject to not engaging in Detrimental Activity, (y) in the case of breach of the Detrimental Activity covenants CSG Options granted to such Participant to the extent that they were exercisable at the time of such breach shall remain exercisable for thirty days following such breach at which time they expire, and (z) CSG Options granted to the Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination;

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provided, however, that no CSG Option shall be exercisable after the expiration of its term.

(iii)	Termination of Employment with Cause. If such termination of employment consists of a termination by the Group with Cause, or, anything else herein to the contrary notwithstanding, if the Executive Board of the applicable Business Unit determines that at any time prior to the termination of a Participant’s employment such Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, Settlement of such Participant’s Compensation Awards consisting of CSG Options shall take place (x) to the extent that they were exercisable at the time of such termination, shall remain exercisable up to thirty days following the date of termination at which time they expire, and (y) CSG Options granted to the Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no CSG Option shall be exercisable after the expiration of its term.

(d)	Each exercise of CSG Options by a Participant under the Swiss Share Plan shall be for a number of Registered Shares equal to at least the lesser of (A) 100 Registered Shares and (B) the number of Registered Shares subject to exercisable CSG Options held by such Participant pursuant to the Swiss Share Plan. The exercise of less than all of the CSG Options held by a Participant shall not cause the expiration, termination, or cancellation of the remaining CSG Options held by such Participant.

(e)	A CSG Option shall be exercised by delivering notice in the form prescribed by CSG to CSG or to any person designated by CSG no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of Registered Shares with respect to which the CSG Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. Payment for Registered Shares purchased upon the exercise of a CSG Option shall be made not later than the effective date of such exercise by any method approved by the Group Compensation Committee from time to time.

(f)	Notwithstanding anything herein to the contrary, no Registered Shares shall be issued or delivered to any Participant pursuant to the exercise of a CSG Option if CSG determines in good faith that the issuance or delivery of such Registered Shares would violate applicable law or the rules or regulations of any exchange on which Registered Shares are traded.

(g)	Except as expressly provided in this Section 2.3(f), during the lifetime of a Participant, each CSG Option granted to him or her shall be exercisable only by him or her. No CSG Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution, unless otherwise provided in a Participant’s Award Letter. Notwithstanding the foregoing, a Participant may assign or transfer his or her rights with respect to any or all of the CSG Options owned by such Participant to a trust, limited liability company, or partnership of which all of the beneficiaries, members, or partners are the transferring Participant or his or her immediate family, subject to compliance with

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all applicable tax, securities, and other laws and to approval by the Employer of such Participant of the documentation effecting the transfer (which approval shall not be unreasonably withheld); provided that no CSG Option shall be assignable or transferable unless and until any proposed transferee has agreed in writing to be bound by the terms of the Swiss Share Plan (including without limitation the Master Plan Document and this CSG Option Supplement) and any additional terms and conditions set forth in a Participant’s Award Letter as if such transferee had been an original signatory thereto and provided, further that the Group may prohibit any such assignment or transfer if it shall determine (based on the advice of counsel) that the assignment or transfer is likely to result in the occurrence of a taxable event in respect of any CSG Option.

(h)	In the event that, at any time after the termination of the employment of a Participant as a result of resignation (including Early Retirement) such Participant receives a Notice of Breach [as defined in Section 2.3(c)], each outstanding CSG Option held by such Participant shall, anything else in the Swiss Share Plan to the contrary notwithstanding, and regardless of whether or not Settlement of such CSG Option has occurred, terminate and be cancelled 30 days after the Participant receives such Notice of Breach. Upon the termination of the employment of a Participant by the Group for Cause, each outstanding CSG Option held by such Participant shall, anything else in the Swiss Share Plan to the contrary notwithstanding, and regardless of whether or not Settlement of such CSG Option has occurred, automatically terminate and be cancelled 30 days after the effective date of such termination of employment.

Section 11:	Adjustments

11.1	Adjustments

Notwithstanding anything to the contrary in the Master Plan Document, the Group Compensation Committee shall be authorized to take the following actions with respect to outstanding CSG Options.

(a)	Outstanding CSG Options – Increase or Decrease in Issued Registered Shares Without Consideration. In the event of any increase or decrease in the number of issued Registered Shares resulting from a subdivision or consolidation of Registered Shares or the payment of a stock dividend (but only on Registered Shares), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation, the Group Compensation Committee in its discretion shall proportionally adjust the number of Registered Shares subject to each outstanding CSG Option, and the exercise price per Registered Share of each such CSG Option if and to the extent it deems appropriate.

(b)	Outstanding CSG Options – Certain Mergers. In the event of a merger or consolidation involving CSG as a result of which shareholders of CSG immediately prior to such transaction receive only securities of the surviving entity in such transaction, each CSG Option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Registered Shares subject to such CSG Option would have received in such merger or consolidation.

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(c)	Outstanding CSG Options – Certain Other Transactions. In the event of (1) a dissolution or liquidation of CSG, (2) a sale of all or substantially all of CSG’s assets, or (3) a merger or consolidation involving CSG in which the shareholders of CSG immediately prior to such transaction receive securities of an entity other than the surviving entity in such transaction and/or other property, including cash, the Group Compensation Committee shall have the power to:

(i)	cancel, effective immediately prior to the occurrence of such event, each CSG Option outstanding immediately prior to such event (whether or not then exercisable and regardless of whether the Value, as defined below, of a Registered Share subject to such CSG Option is less than, equal to or greater than the exercise price per Registered Share subject to the CSG Option), and, in full consideration of such cancellation, pay to the Participant to whom such CSG Option was granted an amount in cash (which may be zero), for Registered Shares subject to such CSG Option equal to the excess, if any, of (A) the value, as determined by the Group Compensation Committee, of the property (including cash) received by the holder of a Registered Share as a result of such event over (B) the exercise price of such CSG Option;

(ii)	provide for the exchange of each CSG Option outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as determined by the Group Compensation Committee, some or all of the property for which Registered Shares are exchanged in such event and, incident thereto, make an equitable adjustment as determined by the Group Compensation Committee in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if the Group Compensation Committee so determines, provide for a cash payment to the Participant to whom such CSG Option was granted in partial consideration for the exchange of the CSG Option; or

(iii)	take similar action with similar effect as it may deem appropriate.

For purposes of this CSG Option Supplement, “Value” means, for any date on or as of which the value of Registered Shares is to be determined (any such date, a “Valuation Date”), the average, for the ten trading days up to and including such Valuation Date, of the closing sale price of Registered Shares, on a spot basis, on each such day or, if no such closing sale takes place on any such day, the average of the closing bid and asked prices thereof on such day, in each case as officially reported on the Swiss Exchange.

(d)	Other Changes. In the event of any change in the capitalization of CSG or an organizational change other than those specifically referred to herein, the Group Compensation Committee may make such adjustments in the number and class of shares subject to CSG Options outstanding on the date on which such change occurs and in the per-share exercise price of each such CSG Option as the Group Compensation Committee may consider appropriate to prevent dilution or enlargement of rights.

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(e)	No Other Rights. Except as expressly provided herein, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of CSG or any other entity. Except as expressly provided herein, no issuance by CSG of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Registered Shares subject to an CSG Option or the exercise price of any CSG Option.

(f)	Termination of CSG Options. In the event that the Group Compensation Committee determines in good faith that allowing CSG Options to remain outstanding would be inconsistent with the material interests of CSG, the Group Compensation Committee shall have the right to terminate all outstanding CSG Options. Upon any such termination, CSG shall notify each affected Participant and shall either permit any such affected Participant to exercise his or her CSG Options within thirty days of notification of such termination or pay the affected Participant a cash payment, with respect to each outstanding CSG Option held by such Participant, equal to the product of (A) the excess, if any, of (i) the Value of a Registered Share on the date of termination of the CSG Option over (ii) the exercise price per share of such CSG Option multiplied by (B) the number of shares subject to such CSG Option.

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